Exhibit 99.1

KNIGHT CAPITAL GROUP ANNOUNCES CONSOLIDATED EARNINGS OF $0.44 PER DILUTED SHARE AND EARNINGS FROM CONTINUING OPERATIONS OF $0.45 PER DILUTED SHARE FOR THE FOURTH QUARTER 2009

Continuing operations generated fourth quarter 2009 revenues of $301.6 million and earnings of $42.5 million, or $0.45 per diluted share, which included a non-recurring tax benefit of $11.6 million, or $0.12 per diluted share

The Equities segment generated fourth quarter 2009 revenues of $232.0 million amid weaker market conditions, compared to fourth quarter 2008 revenues of $263.3 million

The Fixed Income, Currencies and Commodities (FICC) segment generated fourth quarter 2009 revenues of $70.2 million driven primarily by contributions from institutional fixed income as headcount more than doubled, compared to fourth quarter 2008 revenues of $35.2 million

Full-year results included a 24% increase in revenues year over year; Pre-tax margins of 20% from continuing operations impacted by ongoing investments in diversification across clients, order flow, products and services, asset classes and geographies

JERSEY CITY, New Jersey (January 21, 2010) – Knight Capital Group, Inc. (Nasdaq: NITE) today reported earnings from continuing operations of $42.5 million, or $0.45 per diluted share, and a loss from discontinued operations, net of tax, of $655,000, or a $0.01 loss per diluted share. On a consolidated basis, the company reported earnings of $41.8 million, or $0.44 per diluted share, for the fourth quarter of 2009. The results include a non-recurring tax benefit of $0.12 per diluted share.

For the fourth quarter of 2008, the company reported earnings from continuing operations of $83.3 million, or $0.93 per diluted share, and a loss from discontinued operations, net of tax, of $3.6 million, or a $0.04 loss per diluted share. On a consolidated basis, the company reported earnings of $79.7 million, or $0.89 per diluted share for the fourth quarter of 2008.

Revenues from continuing operations for the fourth quarter of 2009 were $301.6 million, compared to $314.3 million for the fourth quarter of 2008.

“Knight recorded solid results in the fourth quarter of 2009 despite declining trading activity as the year drew to a close,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “While the intense trading activity and historic market volatility produced outstanding results in the fourth quarter of 2008, revenues declined only four percent on a consolidated basis in the fourth quarter of 2009. Knight separated the Global Markets segment into two new segments, Equities and FICC, to reflect the growth and diversification of the firm over the past year. In Equities, the decrease in revenues was partially offset by market share gains in Listed and NASDAQ securities. In FICC, we continued to build momentum from new clients and increased trade volumes in fixed income and foreign exchange.”

“Continuing operations” includes the company’s Equities, FICC and Corporate operating segments. Equities includes all global equities market-making and institutional sales and trading, such as Knight Direct and Knight Link. FICC includes all global trade execution services in fixed income, foreign exchange and commodities, such as Knight Libertas, Knight BondPoint and Hotspot FX. Corporate includes strategic investments in financial services-related ventures, corporate overhead expenses and all other expenses that are not attributable to the Equities and FICC segments. Amounts reported as “discontinued operations” primarily include the company’s Asset Management segment, which, on March 31, 2009, closed the sale of substantially all of Deephaven’s assets to affiliates of Stark & Roth, Inc. As of that date, Deephaven was replaced as the investment adviser for the Deephaven funds and the company exited from the Asset Management business.

	Q4 2009	Q4 2008
Revenues ($ thousands)	301,611	314,275
Income from continuing operations, net of tax ($ thousands)	42,478	83,257
Loss from discontinued operations, net of tax ($ thousands)	(655)	(3,555)
Net income ($ thousands)	41,823	79,702
Diluted EPS from continuing operations ($)	0.45	0.93
Diluted EPS from discontinued operations ($)	(0.01)	(0.04)
Average daily U.S. equity dollar value traded ($ billions)	24.8	22.5
Average daily U.S. equity trades (thousands)	3,635.7	3,990.3
Nasdaq and Listed equity shares traded (billions)	73.8	75.1
OTC Bulletin Board and Pink Sheet shares traded (billions)	708.1	166.8
Average revenue capture per U.S. equity dollar value traded (bps)	1.2	1.6
Average daily Knight Direct equity trades (millions)	84.6	49.7
Average daily Hotspot FX notional dollar value traded ($ billions)	30.0	16.1

	YTD 2009	YTD 2008
Revenues ($ thousands)	1,160,762	938,857
Income from continuing operations, net of tax ($ thousands)	150,796	193,710
Loss from discontinued operations, net of tax ($ thousands)	(34,883)	(15,799)
Net income ($ thousands)	115,913	177,911
Diluted EPS from continuing operations ($)	1.60	2.11
Diluted EPS from discontinued operations ($)	(0.37)	(0.17)
Average daily U.S. equity dollar value traded ($ billions)	23.0	19.2
Average daily U.S. equity trades (thousands)	3,904.5	2,548.0
Nasdaq and Listed equity shares traded (billions)	343.1	195.7
OTC Bulletin Board and Pink Sheet shares traded (billions)	2,170.7	802.7
Average revenue capture per U.S. equity dollar value traded (bps)	1.3	1.5
Average daily Knight Direct equity trades (millions)	69.1	50.6
Average daily Hotspot FX notional dollar value traded ($ billions)	22.8	18.4

“In 2009, Knight successfully increased revenues 24 percent year over year in executing our global growth strategy,” said Mr. Joyce. “We extended gains in U.S. equities market share by deepening client relationships and expanding electronic products. Pre-tax margins narrowed due to increased investments across the firm as well as lower volatility, heightened activity in low-priced stocks and higher transaction costs. Knight Libertas added talent globally across research, sales and trading and grew trade volumes across several product areas. We made further investments in Europe and the Asia-Pacific region as well as in developing capital markets, options market-making and self-clearing capabilities. Finally, we closed the Asset Management segment.”

Equities

During the fourth quarter of 2009, Equities generated total revenues of $232.0 million, compared to $263.3 million in the fourth quarter of 2008. In the fourth quarter of 2009, Equities reported pre-tax income of $56.7 million, compared to pre-tax income of $121.6 million in the fourth quarter of 2008. Equities had pre-tax margins of 24% in the fourth quarter of 2009, compared to pre-tax margins of 46% in the fourth quarter of 2008.

“In Equities, during the fourth quarter, Knight grew U.S. equity average daily dollar value traded and share volume despite decreased broad market volumes and lower volatility compared to the fourth quarter of 2008,” said Mr. Joyce. “The results demonstrate the benefits of the initiatives to diversify revenue sources and our resiliency across market cycles. During the fourth quarter, we gained further market share in trading of Listed and NASDAQ securities. Knight Direct reported record average daily trade volume during the quarter. Knight Link grew average daily share volume and launched in Europe. In addition, we continued to build liquidity in European and Asian equities. Pre-tax margins in Equities declined in comparison to the fourth quarter of 2008 due to investments in new initiatives, weaker market conditions and continued high levels of activity in low-priced stocks.”

Fixed Income, Currencies and Commodities

During the fourth quarter of 2009, FICC generated total revenues of $70.2 million, compared to $35.2 million in the fourth quarter of 2008. In the fourth quarter of 2009, FICC reported pre-tax income of $7.2 million, compared to pre-tax income of $5.7 million in the fourth quarter of 2008. FICC had pre-tax margins of 10% in the fourth quarter of 2009, compared to pre-tax margins of 16% in the fourth quarter of 2008.

“In FICC, Knight Libertas, Knight BondPoint and Hotspot FX all achieved growth during the fourth quarter reflected by the increased revenues year over year,” said Mr. Joyce. “The aggressive expansion of Knight Libertas is the primary driver of overall revenue growth. During the quarter, Knight Libertas continued to attract talent and add clients while investing in new products. Knight BondPoint benefited from increased efficiencies of scale due to the onboarding of several major clients and enhanced connectivity. In foreign exchange, Hotspot FX reported record average daily volume during the quarter as a result of adding clients and deepening relationships. Pre-tax margins in FICC reflect investments in the growth of Knight Libertas and resulting increase in headcount.”

Corporate

In the fourth quarter of 2009, the Corporate segment reported a pre-tax loss of $14.2 million, compared to pre-tax income of $19.5 million in the fourth quarter of 2008.

The company’s corporate investment in funds formerly managed by Deephaven recognized a pre-tax loss of $1.7 million during the fourth quarter of 2009, compared to a pre-tax loss of $14.8 million during the fourth quarter of 2008.

During the fourth quarter of 2008, the company recorded a pre-tax gain of $51.6 million, or approximately $0.33 per diluted share, from the partial sale of the company’s investment in Direct Edge Holdings. Consequently, of the $51.6 million pre-tax gain, $15.9 million is reported as Non-operating gain from subsidiary stock issuance, and $35.7 million is included in Investment income and other, net on the Consolidated Statements of Operations.

Headcount from continuing operations at December 31, 2009 was 1,126 full-time employees, as compared to 910 full-time employees at December 31, 2008, reflecting personnel additions related to prior acquisitions, new products, and geographic expansion throughout the year.

“Knight is evolving from a leading U.S. equities trade execution firm into a global capital markets firm,” said Mr. Joyce. “The diversification of revenue sources as part of the growth strategy has proven successful. We’ve demonstrated an ability to compete against the larger firms, electronic trading platforms and boutiques. In 2010, we’ll invest in new initiatives for future growth, from building liquidity in equities, fixed income, foreign exchange and options, to expanding our global presence and enhancing our overall capabilities.”

As of December 31, 2009, the company had $427.1 million in cash and cash equivalents. The company had $1.2 billion in stockholders’ equity as of December 31, 2009, equivalent to a book value of $12.87 per diluted share. The company had a book value of $11.53 per diluted share as of December 31, 2008.

During the fourth quarter of 2009, the company repurchased 1,000,000 shares for approximately $16.8 million under the company’s $1.0 billion stock repurchase program. To date, the company has repurchased 68.3 million shares for $770.4 million. The company has approximately $229.6 million of availability to repurchase shares under the program. The company cautions that there are no assurances that any further repurchases may actually occur.

Discontinued operations

In the fourth quarter of 2009, the company reported a pre-tax loss from discontinued operations of $1.5 million, or $655,000, net of tax, which primarily relates to the wind-down of the Asset Management segment. In the fourth quarter of 2008, the company reported a pre-tax loss from discontinued operations of $5.7 million, or $3.6 million, net of tax. Deephaven was designated a discontinued operation for financial reporting purposes as of the close of business on March 31, 2009.

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Copies of this earnings release and other company information can be obtained on Knight’s website, http://www.knight.com. The company will conduct its fourth quarter 2009 earnings conference call for analysts, investors and the media at 9:00 a.m. Eastern Time (ET) today, January 21, 2010. To access Knight’s earnings conference call, please dial 888-282-4591 for domestic callers or
 719-325-2133 for international callers. When prompted, please enter passcode 2442711. A replay of the fourth quarter 2009 earnings conference call will be available by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers. When prompted, enter passcode 2442711. The conference call will be webcast live at 9:00 a.m. ET for all investors and interested parties on Knight’s website. In addition, the company will release its monthly volume statistics for December 2009 on its website at http://www.knight.com/ourfirm/volumestats.asp before the start of trading today.

* * *

About Knight

Knight Capital Group, Inc. (Nasdaq: NITE) is a global capital markets firm that provides market access and trade execution services across multiple asset classes to buy- and sell-side firms. Knight’s hybrid market model features complementary electronic and voice trade execution services in global equities and fixed income as well as foreign exchange, futures and options. The firm is consistently ranked as the leading source of off-exchange liquidity in U.S. equities. Knight also provides capital markets services to corporate issuers. Knight is headquartered in Jersey City, NJ with a growing global presence across North America, Europe and the Asia-Pacific region. For more information, please go to www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with changes in market structure, legislative or regulatory rule changes, the costs, integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired in the future, by the Company and risks related to the costs and expenses associated with the Company’s exit from the Asset Management business. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2008, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2008, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201-356-1523 or	201-356-1529 or
201-557-6954	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended December 31,		For the years ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
Revenues
Commissions and fees	$166,874	$153,059	$670,406	$478,126
Net trading revenue	132,225	142,927	486,684	446,707
Interest, net	975	435	(1,712)	7,644
Investment income and other, net	1,537	17,854	5,384	6,380

Total revenues	301,611	314,275	1,160,762	938,857

Expenses
Employee compensation and benefits	142,890	96,797	527,025	331,311
Execution and clearance fees	47,852	31,288	169,805	107,402
Payments for order flow	13,816	16,301	71,629	43,639
Communications and data processing	17,221	13,109	61,071	45,359
Depreciation and amortization	9,145	7,862	34,368	26,535
Occupancy and equipment rentals	5,997	5,306	23,177	19,642
Business development	5,310	5,328	18,807	17,279
Professional fees	3,633	2,729	13,043	14,749
Interest expense	2,108	1,590	4,777	5,052
Writedown of assets and lease loss accrual (benefit), net	292	592	(9,704)	1,236
Other	3,587	2,495	15,326	8,969

Total expenses	251,851	183,397	929,324	621,173

Other Income
Non-operating gain from subsidiary stock issuance	—	15,947	—	15,947

Income from continuing operations before income taxes	49,760	146,825	231,438	333,631
Income tax expense	7,282	63,568	80,642	139,921

Income from continuing operations, net of tax	42,478	83,257	150,796	193,710
Loss from discontinued operations, net of tax	(655)	(3,555)	(34,883)	(15,799)

Net income	$41,823	$79,702	$115,913	$177,911

Basic earnings per share from continuing operations	$0.48	$0.97	$1.69	$2.19

Diluted earnings per share from continuing operations	$0.45	$0.93	$1.60	$2.11

Basic earnings per share from discontinued operations	$(0.01)	$(0.04)	$(0.39)	$(0.18)

Diluted earnings per share from discontinued operations	$(0.01)	$(0.04)	$(0.37)	$(0.17)

Basic earnings per share	$0.47	$0.93	$1.30	$2.01

Diluted earnings per share	$0.44	$0.89	$1.23	$1.94

Shares used in computation of basic earnings per share	89,175	86,025	89,095	88,407

Shares used in computation of diluted earnings per share	94,255	89,121	94,504	91,760

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31, 2009	December 31, 2008
	(In thousands)
ASSETS
Cash and cash equivalents	$427,106	$416,957
Securities owned, held at clearing brokers, at fair value	926,589	476,111
Securities borrowed	394,417	11,848
Receivable from brokers and dealers	500,143	329,502
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	98,696	81,237
Strategic investments	65,166	83,697
Goodwill	265,530	232,197
Intangible assets, less accumulated amortization	77,812	90,477
Deferred compensation investments	44,626	41,637
Assets within discontinued operations	12,455	84,868
Other assets	198,906	176,895

Total assets	$3,011,446	$2,025,426

LIABILITIES & EQUITY
Liabilities
Securities sold, not yet purchased, at fair value	$639,259	$385,003
Securities loaned	550,226	—
Payable to brokers and dealers	155,148	98,138
Accrued compensation expense	204,936	171,392
Accrued expenses and other liabilities	93,858	132,369
Liabilities within discontinued operations	14,328	63,988
Credit facility	140,000	140,000

Total liabilities	1,797,755	990,890

Equity
Knight Capital Group, Inc. stockholders’ equity
Class A common stock	1,587	1,544
Additional paid-in capital	747,770	648,716
Retained earnings	1,227,923	1,112,010
Treasury stock, at cost	(764,209)	(734,912)

Total Knight Capital Group, Inc. stockholders’ equity	1,213,071	1,027,358
Noncontrolling interests	620	7,178

Total equity	1,213,691	1,034,536

Total liabilities and equity	$3,011,446	$2,025,426

KNIGHT CAPITAL GROUP, INC.

PRE-TAX EARNINGS BY BUSINESS SEGMENT*

Amounts in millions

(Unaudited)

	For the three months ended December 31,		For the years ended December 31,
	2009	2008	2009	2008
Equities
Revenues	$232.0	$263.3	$891.0	$851.5
Expenses	175.3	141.8	663.7	505.0

Pre-tax earnings	56.7	121.6	227.3	346.4

Fixed Income, Currencies and Commodities
Revenues	70.2	35.2	266.7	79.3
Expenses	63.0	29.4	218.8	67.0

Pre-tax earnings	7.2	5.7	47.8	12.3

Corporate
Revenues	(0.7)	15.8	3.1	8.1
Expenses	13.6	12.2	46.8	49.1
Other income	—	15.9	—	15.9

Pre-tax earnings	(14.2)	19.5	(43.7)	(25.1)

Consolidated
Revenues	301.6	314.3	1,160.8	938.9
Expenses	251.9	183.4	929.3	621.2
Other income	—	15.9	—	15.9

Pre-tax earnings	$49.8	$146.8	$231.4	$333.6

*	Totals may not add due to rounding.